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                                                                     EXHIBIT 8.1

                           WEIL GOTSHAL & MANGES LLP
                           700 LOUISIANA, SUITE 1600
                              HOUSTON, TEXAS 77002

                                  May 27, 1997
(713) 546-5000

FirstCity Financial Corporation
6400 Imperial Drive
Waco, Texas 76712

Ladies and Gentlemen:

     In connection with the registration by FirstCity Financial Corporation, a Delaware corporation ("FirstCity"), of shares of FirstCity Common Stock, par value $0.01 per share under the Securities Act of 1933, as amended (the "Securities Act"), on a Registration Statement on Form S-4, filed with the Securities and Exchange Commission on May 29, 1997 (with all amendments thereto, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger, dated March 26, 1997 (the "Merger Agreement"), among FirstCity, HFGI Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of FirstCity and Harbor Financial Group, Inc., a Delaware corporation.

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Harbor Merger (as such term is defined in the Registration Statement) and (2) that the Harbor Merger is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that the legal conclusions set forth under the heading "Certain Federal Income Tax Consequences of the Harbor Merger -- Tax-Free Reorganization" in the Registration Statement are correct in all material respects. We express no opinion as to any matter other than those specifically set forth herein.

     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Harbor Merger, or any change or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     The opinion expressed herein is rendered solely for your benefit in connection with the transactions described herein. This opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading and "Other FirstCity Annual Meeting Matters -- Legal Matters" in the Registration Statement, without admitting that we are "experts" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.

                                          Very truly yours,

                                          Weil, Gotshal & Manges LLP